     As filed with the Securities and Exchange Commission on APRIL 2, 2002

                                                     Registration No. 333-______
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 ---------------

                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                                 MATRITECH, INC.
             (Exact Name of Registrant as Specified in Its Charter)

              DELAWARE                                         04-2985132
  (State or Other Jurisdiction                              (I.R.S. Employer
of Incorporation or Organization)                         Identification Number)

                                330 NEVADA STREET
                                NEWTON, MA 02460
                                 (617) 928-0820
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                STEPHEN D. CHUBB
                             Chief Executive Officer
                                 MATRITECH, INC.
                                330 Nevada Street
                                Newton, MA 02460
                                 (617) 928-0820
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)

                                    Copy to:
                               Rufus C. King, Esq.
                         TESTA, HURWITZ & THIBEAULT, LLP
                                 125 High Street
                           Boston, Massachusetts 02110
                                 (617) 248-7000

                                 ---------------

     Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            -------------------------

                         CALCULATION OF REGISTRATION FEE

==========================================================================================================
                                             Proposed Maximum        Proposed Maximum       Amount of
Title of Shares          Amount to be         Offering Price        Aggregate Offering     Registration
to be Registered          Registered           Per Share(1)               Price(1)              Fee(2)
----------------------------------------------------------------------------------------------------------
Common Stock, $.01 par
value per share            3,649,705              $2.26                 $8,230,085             $757.17
==========================================================================================================

     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended.

     (2) Pursuant to Rule 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based upon the average of the high and low prices per share of the Common Stock of Matritech, Inc. on the Nasdaq National Market on March 28, 2002.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

      The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                   SUBJECT TO COMPLETION: DATED APRIL 2, 2002

                                 MATRITECH, INC.
                               3,649,705 SHARES OF
                                  COMMON STOCK
                            $.01 PAR VALUE PER SHARE

                                 ---------------

     This prospectus covers the sale of up to 3,649,705 shares of our common stock by the selling securityholders listed inside. The selling securityholders acquired the shares of common stock to be sold under this prospectus from Matritech in connection with two private placements in December 2001 and in February and March 2002. Up to 867,781 of these shares will have been issued upon the exercise of common stock purchase warrants.

     We will receive no part of the proceeds from the sale of any of the shares by the selling securityholders although we may receive, subject to certain anti-dilution adjustments, cash proceeds from the exercise of the warrants at prices ranging from $2.75 to $3.00 per share. As of March 28, 2002, none of the selling securityholders has exercised his, her or its warrants.

     Our common stock is quoted on the Nasdaq National Market under the symbol "NMPS." On March 28, 2002, the last reported sale price for our common stock as reported by Nasdaq National Market was $2.22 per share. Our executive offices are located at 330 Nevada St., Newton, Massachusetts 02460, and our telephone number is (617) 928-0820.

                                ---------------

SEE "RISK FACTORS" BEGINNING ON PAGE 2 FOR INFORMATION THAT SHOULD BE CONSIDERED BEFORE INVESTING.

                                ---------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 --------------

                 THE DATE OF THIS PROSPECTUS IS APRIL __, 2002.

                                 MATRITECH, INC.

     We develop, manufacture and market innovative cancer diagnostic products based on our proprietary nuclear matrix protein ("NMP") technology. The nuclear matrix, a three-dimensional protein framework within the nucleus of cells, plays a fundamental role in determining cell type by physically organizing the contents of the nucleus, including DNA. We have demonstrated that there are differences in the types and amounts of NMPs found in cancerous and normal tissue and believe the detection of such differences in NMPs provides important diagnostic information about cellular abnormalities, including cancer. Using our proprietary NMP technology and expertise, we have developed non-invasive or minimally invasive cancer diagnostic tests for bladder and cervical cancer and are developing additional tests for breast, colon and prostate cancer. Our objective is to develop tests that will be more accurate than existing tests and will result in lower treatment costs and a higher standard of patient care than currently available tests.

     Matritech, Inc. was incorporated in Delaware in 1987. Our facilities are located at 330 Nevada Street, Newton, Massachusetts 02460. Our telephone number is (617) 928-0820.

                                  RISK FACTORS

     An investment in the shares involves a high degree of risk. This prospectus contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus. The following risk factors should be considered carefully along with the detailed information in this prospectus and in the documents referred to in this prospectus. These risks, among others, if realized, could materially hurt our business, results of operations and financial condition.

     IF WE ARE UNSUCCESSFUL IN OBTAINING NEEDED ADDITIONAL CAPITAL, WE MAY BE UNABLE TO CONDUCT OUR BUSINESS AS PLANNED, TO PURSUE DESIRABLE MARKETS FOR OUR CURRENT PRODUCTS OR TO DEVELOP AND MARKET NEW PRODUCTS.

     We will need additional funding to continue to market our NMP22(R) and BladderchekTM Test Kit for bladder cancer, to conduct research and development, to conduct clinical trials and to manufacture and market our products as we currently contemplate. We are currently seeking to raise additional capital and will consider various financing alternatives, including equity or debt financings and corporate partnering arrangements. However, we may not be able to raise needed capital on terms that are acceptable to us, or at all. If we do not receive additional financing, we may be required to curtail our expenses or take other steps that could hurt our future performance. Any future equity financings will dilute the ownership interest of our existing investors and may have an adverse impact on the price of our common stock.

     BECAUSE OUR STOCK PRICE MAY BE VOLATILE, THE SHARES HELD BY YOU MAY LOSE THEIR VALUE RAPIDLY.

     The market price of our common stock has been, and may continue to be, highly volatile. This price has ranged between $4.10 and $1.02 in the fifty-two week period prior to March 28, 2002. The stock market has from time to time experienced extreme price and volume fluctuations, particularly in the biotechnology sector, which have often been unrelated to the operating performance of particular companies. Factors such as announcements of technological innovations or new products by our competitors or disappointing results by third parties, as well as market conditions in our industry, may significantly impact the market price of our common stock. For example, in the past our stock price has been affected by announcements of clinical results, clinical or technical breakthroughs or earnings by other biotechnology companies unrelated to us or our performance. Our stock price has also been affected by announcements of developments at Matritech. For example, our stock price has, in the past, reacted to announcements regarding a delay of our regulatory approval process for a new product, fluctuating sales results and decreasing balances of funds in the corporate treasury. Thus, as a result of events at Matritech or in our industry, shares of Matritech stock could lose their value rapidly.

     OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET, WHICH WOULD MAKE IT MORE DIFFICULT FOR YOU TO SELL SHARES.

     Our common stock is currently listed on the Nasdaq National Market. For continued listing of our common stock on the Nasdaq National Market, we must, among other things, maintain at least $4 million in net tangible assets and a minimum bid price for our common stock of $1.00, and beginning in November of 2002, we must maintain a minimum shareholder's equity of $10 million. If our net tangible assets fall below $4 million, or if our common stock trades at a price of less than $1.00 for 30 consecutive business days or more, or if our shareholder's equity falls below $10 million (beginning November of 2002), our shares may be delisted from the Nasdaq National Market, and it is our expectation that trading, if any, would then be conducted on the Nasdaq Small Cap market. However, if our shares should be delisted from the Nasdaq National Market and we are unable, for any reason, to obtain a listing for our shares on the Nasdaq Small Cap Market, then trading thereafter of such shares, if any, would be conducted only on the over-the-counter market on an electronic bulletin board established for securities that do not meet the Nasdaq listing requirements. As a result, you may find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our stock. If our shares are delisted, it could be more difficult to sell them or to obtain accurate price information. In addition, if our shares are delisted, they may be subject to a rule that imposes additional sales practice requirements on broker-dealers who sell our shares to persons other than established customers and accredited investors. For transactions covered by this rule, the broker-dealer must make a special suitability determination for the purchaser and must have received the purchaser's written consent to the transaction prior to sale. Consequently, delisting, if it occurred, may reduce the ability of broker-dealers to sell our shares and your ability to sell your shares.

     IF WE ARE UNABLE TO MARKET AND DEVELOP OUR PRODUCTS, WE WILL CONTINUE TO INCUR OPERATING LOSSES AND INVESTORS MAY LOSE INTEREST IN OUR SHARES AND THEIR MARKET VALUE MAY FALL.

     We have incurred operating losses since we began operations in 1987. These losses have resulted principally from costs incurred in research and development and from selling, general and administrative costs associated with our development. These costs have exceeded our revenues, which to date have been generated primarily from initial sales of our NMP22 Test Kit and other diagnostic products, our development agreements, government grants and interest income. We expect to incur continuing operating losses in the near term. Our ability to be profitable depends in part on our ability to market our existing products, obtain required regulatory approvals and develop new products. We may not be able to market our existing products successfully, obtain required regulatory approvals or develop, commercialize, produce and market our future products or achieve or maintain profitability.

     OUR OPERATING RESULTS MAY FLUCTUATE.

     Our future operating results may vary significantly from quarter to quarter or from year to year depending on a number of factors including:

o  the timing and size of orders from our customers and distributors;

o  regulatory approvals and the introduction of new products by us; and

o  the market acceptance of our products.

Our current planned expense levels are based in part upon expectations as to future revenue. Consequently, profits may vary significantly from quarter to quarter or year to year based on the timing of revenue. Revenue or profits in any period will not necessarily be indicative of results in subsequent periods.

     IF OUR DISTRIBUTORS DO NOT SUCCESSFULLY SELL OUR PRODUCTS, OUR SALES REVENUE WILL SUFFER.

     We have limited internal marketing and sales resources and personnel. We derive a significant portion of our sales revenue from distribution agreements with two distributors. Konica Corporation has an exclusive right to sell our NMP22 Test Kit in Japan. Fisher Diagnostics, a division of Fisher Healthcare, L.L.C., has a co-exclusive right with us to sell our NMP22 Test Kit to hospitals and commercial laboratories in the United States. In addition, General Biologicals Corporation has the right to sell our NMP22 Test Kit in connection with an annual screening program in Taiwan, and U.S. Summit Corp. has the right to distribute our product in the People's Republic of China and other countries in South East Asia. Because we do not deal directly with customers when selling through distributors, we depend on the ability of Konica and Fisher and, to a lesser extent, General Biologicals, U.S. Summit and other current or future distributors, to market actively, to forecast demand accurately and to maintain appropriate levels of inventory. We have minimal control over our distributors, and these distributors are under no obligation to purchase a set quantity of our products (although in some cases the agreement may be terminable by us if certain minimum purchases are not made by the distributor). The failure or delay by a distributor in selling our products, or any material breach of their agreements with us could significantly reduce our revenues. We may be unable to enter into additional distribution relationships on favorable terms, if at all. These events could reduce anticipated future sales growth.

     OUR SUCCESS IS SUBSTANTIALLY DEPENDENT ON A LIMITED NUMBER OF PRODUCTS

     We anticipate that in the near-term our success will be substantially dependent on the success of a limited number of products. We would experience a material adverse effect on our business, financial condition and results of operations if those products do not achieve wide market acceptance. Our other products have not been approved by the FDA or are in development, and there can be no assurance that we will be successful with such regulatory approvals and product development.

     IF THE COMPANY'S NMP22 TEST DOES NOT ACHIEVE WIDE MARKET ACCEPTANCE, WE WILL LOSE SIGNIFICANT NEAR-TERM PRODUCT SALES OR REVENUES.

     We expect to generate a significant share of all of our near-term product sales from the sale of our NMP22 tests, which were first cleared for sale in the United States by the FDA in 1996, in Japan by the Koseisho in 1998 and in the People's Republic of China by the State Drug Administration in 1999. Our results of operations may suffer if the NMP22 tests do not achieve wide market acceptance because NMP22 is a major source of sales revenue. The remainder of our products still require FDA approval or are in development and do not result in significant revenues.

     IF OUR SUPPLIERS OR ASSEMBLERS CANCEL THEIR AGREEMENTS WITH US, IT MAY BE DIFFICULT FOR US TO FIND REPLACEMENTS.

     We currently rely on sole suppliers for certain key components and the assembly of our NMP22 tests. If the components from these suppliers or the services of these assemblers should become unavailable for any reason, we would seek alternative sources of supply or assembly. In order to maintain the FDA validation of our manufacturing process, we would have to show that these alternative sources of supply are equivalent to our current sources. Although we attempt to maintain an adequate level of inventory to provide for these and other contingencies, if our manufacturing processes are disrupted as a result of a shortage of key components, a revalidation of new components or the failure of an assembler to meet our requirements, we may be unable to meet our commitments to customers. Our failure or delay in meeting our commitments could cause sales to decrease, market share to be lost permanently, and could result in significant expenses to obtain alternative sources of supply or assembly with the necessary facilities and know-how.

     WE FACE INTENSE COMPETITION AND OUR TECHNOLOGY MAY BECOME OBSOLETE.

     Although we are not aware of any other company using nuclear matrix protein technology to develop diagnostic or therapeutic products, competition in the development and marketing of cancer diagnostics and therapeutics, using a variety of technologies, is intense. Many pharmaceutical companies, biotechnology companies, public and private universities and research organizations actively engage in the research and development of clinical cancer diagnostic products. Many of these organizations have greater financial, manufacturing, marketing and human resources than we do. We expect that certain of our clinical tests will compete with existing FDA-approved clinical tests, including tests known as BTA and ImmunoCyt(TM) bladder cancer test, which have been approved for monitoring bladder cancer, a test known as CEA, which is used primarily for monitoring colorectal and breast cancers, a test known as PSA, which is used primarily for monitoring and screening prostate cancer, and a test known as TRUQUANT(R) BR(TM) RIA, which is used for monitoring breast cancer. We are also aware of a number of companies exploring the application of oncogene technology to cancer diagnostics. Our diagnostic products will also compete with more invasive or expensive procedures such as surgery, bone scans, magnetic resonance imaging and other in vivo imaging techniques. In addition, other companies may introduce competing diagnostic products based on other technologies that may adversely affect our competitive position. As a result, our products may become obsolete or non-competitive.

     IF WE ARE UNABLE TO DEVELOP AND MARKET FUTURE PRODUCTS OUR SALES REVENUE MAY NOT MEET EXPECTATIONS AND OUR STOCK PRICE MAY DROP.

     Other than the NMP22 test and other diagnostic products distributed by our European subsidiary, all of our products are under development and are not expected to be commercially available in the United States for some time. The majority of our products under development will require significant additional development, laboratory testing, clinical testing and regulatory approval prior to commercialization. The development of our products involves the use of advanced technical methods that require both a high degree of skill and judgment in their application. We may encounter unexpected technical difficulties in the course of the development process that we may be able to overcome only if we expend additional funds and time, if at all. We may not successfully complete our product development efforts, and we may not obtain the required regulatory approvals. In addition, any future products, if and when introduced, may not be successfully commercialized, produced and marketed or achieve customer acceptance. We believe that the market value of our stock is based in part on an expectation of future revenue-producing products. If we are unable to develop and market future products, or if the market believes that we are experiencing difficulty developing future products, our stock price may drop. For example, the market reacted negatively when we announced that one of our products would not receive expedited FDA review.

     GOVERNMENT REGULATION COULD MAKE THE DEVELOPMENT AND SALE OF OUR PRODUCTS COSTLY AND DIFFICULT.

     The FDA and, in some instances, foreign governments, extensively regulate the medical devices that we market and manufacture. The FDA regulates the clinical testing, manufacture, labeling, distribution and promotion of medical devices in the United States. If we fail to comply with the FDA's requirements, including Good Manufacturing Practices, as such term is defined by the FDA, we may face a number of consequences, including:

o  fines;

o  injunctions;

o  civil penalties;

o  recall or seizure of products;

o  total or partial suspension of production;

o failure of the government to grant premarket clearance or premarket approval for devices;

o  withdrawal of marketing approvals; and

o  criminal prosecution.

The FDA also has the authority to request the repair, replacement or refund of the cost of any device that we manufacture or distribute.

     Any products that we manufacture or distribute in accordance with FDA clearances or approvals are subject to pervasive and continuing regulation by the FDA, including:

o device manufacturers and distributors are required to comply with record keeping requirements and to report adverse experiences with the use of the device;

o device manufacturers are required to register their establishments and list their devices with the FDA and are subject to periodic inspections by the FDA and certain state agencies; and

o devices are required to be manufactured in accordance with Good Manufacturing Practices, as such term is defined by the FDA, regulations which impose certain procedural and documentation requirements on us with respect to manufacturing and quality assurance activities.


     Labeling and promotional activities are subject to scrutiny in the United States by the FDA and, in certain instances, by the Federal Trade Commission. For example, the NMP22 Test Kit has received FDA approval and may be promoted by us only as a prognostic indicator or as a testing device for use by previously undiagnosed individuals who have symptoms of or are at risk for bladder cancer. The FDA actively enforces regulations prohibiting the promotion of devices for unapproved uses and the promotion of devices for which pre-market clearance or approval has not been obtained. Consequently, we cannot currently promote the NMP22 Test Kit for any unapproved use. If we fail to comply with these requirements, we may face regulatory enforcement action by the FDA that would prevent us from manufacturing or selling our products, hurt our ability to conduct testing necessary to obtain market clearance for these products and reduce our potential sales revenues.

     We are also subject to a variety of state laws and regulations in those states or localities where our products are or will be marketed. Any applicable state or local regulations may hinder our ability to market our products in those states or localities. Manufacturers are also subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control, and disposal of hazardous or potentially hazardous substances. We may be required to incur significant costs to comply with these laws and regulations now or in the future, which could increase future losses or reduce future profitability.

     IF WE LOSE OUR PROPRIETARY TECHNOLOGY ADVANTAGE, WE COULD BE OVERWHELMED BY COMPETITORS.

     We rely on a combination of patent, trade secret and trademark laws, nondisclosure and other contractual provisions and technical measures to protect the proprietary rights in our current and planned products. These protections may be inadequate, and our competitors may independently develop technologies that are substantially equivalent or superior to our technology. Patent law relating to the scope of claims in the biotechnology field is still evolving and, therefore, the degree of future protection for our proprietary rights is uncertain. In addition, the laws of certain countries in which our products are, or may be, licensed or sold do not protect our products and intellectual property rights to the same extent as the laws of the United States.

     We believe that the use of the patents for nuclear matrix protein technology licensed to us and the use of our trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties. However, we may not prevail in any challenge of third-party intellectual property rights, and third parties may successfully assert infringement claims against us in the future. In addition, we may be unable to acquire licenses to any of these proprietary rights of third parties on reasonable terms.

     WE MAY NEED LICENSES FOR OUR POINT-OF-CARE TESTS.

     We have developed certain point-of-care products which use lateral-flow immunochromatographic test strips. We are investigating whether the manufacture, use, sale, or import of point-of-care products which include the lateral-flow immunochromatographic test strips in certain jurisdictions may require us to obtain patent licenses from third parties and, if appropriate, we will attempt to obtain such licenses.

There is no guarantee, however, that we will be able to obtain patent licenses, where appropriate, to permit us to make, use, sell, or import such products in the United States or in certain other jurisdictions.

     HEALTHCARE REFORM MEASURES AND THIRD-PARTY REIMBURSEMENT POLICIES COULD LIMIT THE PER-PRODUCT REVENUES FOR OUR PRODUCTS.

     Our ability to commercialize our planned products successfully will depend in part on the extent to which reimbursement for the cost of our products will be available from government health administration authorities, private health insurers and other third-party payors. In the case of private insurers, the reimbursement of any medical device, either approved for investigational use only, or for research use, is at the sole discretion of the patient's individual carrier. Even if a procedure has been previously approved for reimbursement, the insurance carrier may decide not to continue to reimburse the procedure. Further, even if in the future we do successfully sell our products to managed care providers, it is possible that these sales will involve significant pricing pressure on our products and keep our per-product revenues low. Healthcare reform is an area of continuing national attention and a priority of many governmental officials. Certain reform proposals, if adopted, could impose limitations on the prices we will be able to charge in the United States for our products or the amount of reimbursement available for our products from governmental agencies or third-party payors. While we cannot predict whether any of these legislative or regulatory proposals will be adopted or the effect that these proposals may have on our business, the announcement or adoption of these proposals could hurt our business by reducing demand for our products and could hurt our stock price because of investor reactions.

     IF WE DO NOT DEVELOP A LARGER MARKETING AND SALES FORCE, WE WILL REMAIN DEPENDENT ON DISTRIBUTORS, AND WE MAY FAIL TO INCREASE SALES.

     We have limited internal marketing and sales resources and personnel. In order to market successfully, our current and future products in the United States and other territories in which we do not, or do not intend to, use third-party distributors, we will need to develop a larger marketing and sales force with appropriate technical expertise and distribution capability. We may be unable to establish the marketing and sales capabilities that we need, and we may be unsuccessful in gaining market acceptance for any of our products.

     IF WE ARE UNABLE TO MANUFACTURE THE PRODUCT VOLUMES WE NEED, WE WILL BE UNABLE TO ACHIEVE PROFITABILITY.

     We have been manufacturing and assembling our test kits for limited commercial sales since 1995, but have not yet manufactured the large product volumes necessary for us to achieve profitability. We may encounter difficulties in scaling up production of new products, if necessary, including problems involving:

o  production yields;

o  quality control and assurance;

o  component supply; and

o  shortages of qualified personnel.

     These problems could make it very difficult to produce sufficient product to satisfy customer needs and could result in customer dissatisfaction. We may not be able to achieve reliable, high-volume manufacturing at a commercially reasonable cost. In addition, numerous governmental authorities extensively regulate our manufacturing operations. Failure to satisfy our manufacturing needs could result in decreased sales, loss of market share and potential loss of certain distribution rights.

     IF WE ARE UNABLE TO RETAIN OUR KEY PERSONNEL, WE MAY BE UNABLE TO ACHIEVE OUR DEVELOPMENTAL OBJECTIVES.

     Our success depends, in large part, upon our ability to attract and retain a highly qualified scientific and management team. We have no employment contracts with any of our key personnel. The loss of key personnel or the failure to recruit the necessary additional personnel needed for a qualified team might impede the achievement of developmental objectives. We face competition for qualified personnel from other companies, research and academic institutions, government entities and other organizations. We may not be successful in hiring or retaining qualified scientific or management personnel on acceptable terms, given the competition among numerous pharmaceutical and biotechnology companies, government entities and research and academic institutions for qualified personnel.

     OUR ACTIVITIES INVOLVE THE USE OF HAZARDOUS MATERIALS, AND WE MAY BE HELD LIABLE FOR ANY ACCIDENTAL INJURY FROM THESE HAZARDOUS MATERIALS.

     Our research and development activities involve the controlled use of hazardous materials, including radioactive compounds. Although we believe that our safety procedures for handling and disposing of our hazardous materials comply with the standards prescribed by federal, state and local laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of an accident, we could be held liable for damages that result, and significant and unexpected costs including costs relating to liabilities and clean-up, costs from increased insurance premiums or inability to obtain adequate insurance at a reasonable price and costs from loss of operations during clean-up.

     IF WE ARE SUED FOR PRODUCT-RELATED LIABILITIES, THE COST COULD BE PROHIBITIVE TO US.

     The testing, marketing and sale of human healthcare products entail an inherent exposure to product liability, and third parties may successfully assert product liability claims against us. Although we currently have insurance covering our products, we may not be able to maintain this insurance at acceptable costs in the future, if at all. In addition, our insurance may not be sufficient to cover large claims. Significant product liability claims could result in large and unexpected expenses as well as a costly distraction of management resources and potential negative publicity and reduced demand for our product.

     THE OPERATIONS OF OUR FOREIGN SUBSIDIARY INVOLVES RISKS.

     In June 2000, we completed the acquisition of Matritech GmbH. Although we have integrated the operations of this subsidiary we still must coordinate geographically separate organizations, manage personnel with disparate business backgrounds and adjust to differing corporate cultures. There can be no assurance that the acquired business or our products will be successful or that we will achieve the desired financial and strategic benefits from the transaction.

     FLUCTUATIONS IN CURRENCY EXCHANGE RATES MAY EXPOSE US TO CONTINUED FINANCIAL RISKS.

     To the extent that foreign currency exchange rates fluctuate in the future, we may be exposed to continued financial risk. The accounts of Matritech GmbH are translated in accordance with SFAS No. 52, Foreign Currency Translation. In translating the accounts of Matritech GmbH into U.S. dollars, assets and liabilities are translated at the rate of exchange in effect at year-end, while stockholders' equity is translated at historical rates. Revenue and expense accounts are translated using the weighted-average exchange rate in effect during the period. Foreign currency translation and transaction gains or losses for Matritech GmbH are included in the accompanying consolidated statements of operations since the functional currency for Matritech GmbH is the Euro. There can be no assurance that we will be successful in limiting our exposure.

                                 USE OF PROCEEDS

     We will receive no part of the proceeds from the sale of any of the shares by any of the selling securityholders although we may receive, subject to certain anti-dilution adjustments, (i) $2.75 per share upon exercise of the 113,969 warrants issued in December 2001, (ii) $3.00 per share upon exercise of 538,437 warrants issued to certain securityholders in February and March 2002, and (iii) $2.81 per share upon the exercise of 215,375 warrants issued in February and March 2002.

                             SELLING SECURITYHOLDERS

     The selling securityholders acquired the shares of common stock offered under this prospectus from us in one of the following ways:

o in a private placement of 113,969 units, with each unit consisting of four shares of our common stock and a warrant to purchase one share of our common stock, which was completed on December 18, 2001;

o in a private placement of 538,437 units, with each unit consisting of four shares of our common stock and a warrant to purchase one share of our common stock, which had an initial closing on February 13, 2002 and was completed on March 4, 2002;

o through the exercise of the warrants to purchase our common stock issued in these private placements;

o through the issuance of 172,300 shares of our common stock and warrants exercisable for 215,375 shares of our common stock to Sunrise Securities Corp. and its designees as placement agent compensation in connection with the private placement that was completed on March 4, 2002; or

o through the exercise of warrants to purchase our common stock issued to Sunrise Securities Corp. and its designees in connection with the private placement that was completed on March 4, 2002.

     The following table sets forth certain information as of March 28, 2002 with respect to the shares of common stock of Matritech beneficially held by each selling securityholder. The shares may be offered from time to time by any of the selling securityholders, their transferees and their distributees. See "Plan of Distribution."

     The persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them based upon information provided to Matritech by the selling securityholders.

     In calculating the number of shares beneficially owned by each selling securityholder after the offering, we have assumed that the selling securityholders will sell all of the shares of common stock of Matritech registered under this prospectus. The selling securityholders may sell all or any part of their shares registered under this prospectus.

     Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. Shares of common stock issuable by us to a person pursuant to options or warrants which may be exercised within 60 days of March 28, 2002 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person.

     In calculating the percentage of shares beneficially owned by each selling securityholder prior to and after the offering, we have based our calculations on the number of shares of common stock deemed outstanding as of March 28, 2002 which includes: 30,670,043 shares of common stock outstanding as of March 28, 2002; and all shares of common stock issuable upon the exercise of options and warrants which may be exercised by that selling securityholder within 60 days of March 28, 2002.


                                                       Number of            Number of        Number of Shares
                                               Shares Beneficially Owned     Shares      Beneficially Owned After
                                                   Prior to Offering        Offered(1)          Offering(2)
                                               -------------------------   ---------     ------------------------
Name(1)                                          Number(1)  Percent(3)                      Number     Percent(3)
-------                                          ------     -------                         ------     -------
Richard Adelaar                                 357,175          1.2        275,000         82,175            *
Edward F. Goodman and Judith Goodman            138,748            *         70,310         68,438            *
JAG Family Partners, LP                          28,125            *         28,125            0              *
Langley Partners, L.P.                          300,000            *        300,000            0              *
McCain Family Trust                              50,000            *         50,000            0              *
Penn Footwear                                   337,500          1.1        337,500            0              *
Pequot Navigator Offshore Fund, Inc.            225,000            *        225,000            0              *
Pequot Scout Fund, L.P.                         337,500          1.1        337,500            0              *
George L. Perry                                 172,400            *         50,000         122,400           *
State Capital Partners                           84,375            *         84,375            0              *
David Stone                                     112,500            *        112,500            0              *
William Jeffery, III                             56,250            *         56,250            0              *
Sunrise Foundation Trust                        157,500            *        157,500            0              *
Jonathan Brooks                                  62,500            *         62,500            0              *
Jerry Heymann                                    33,750            *         33,750            0              *
Willard Cook                                    125,000            *         90,000         35,000            *
Curran Partners L.P.                            421,875          1.4        421,875            0              *
Peter Yuan Lie-Ming                             132,415            *        132,415            0              *
Hastings Assets Ltd.                            105,930            *        105,930            0              *
Natalie Loo Ing Liem                             26,500            *         26,500            0              *
Take Hong Kong Ltd.                              50,000            *         50,000            0              *
Daniel Lee Tin-Chak                              50,000            *         50,000            0              *
Hung Kwong International Ltd                     50,000            *         50,000            0              *
Leung Nai-Ping                                   74,500            *         35,000         39,500            *
Joseph Chang                                     20,000            *         20,000            0              *
Tong Pak Chuen                                   50,000            *         50,000            0              *
David Law                                        50,000            *         50,000            0              *
David Bartash                                    20,000            *         20,000            0              *
Derek Caldwell                                  191,500            *         41,500        150,000            *
John Gallagher                                   56,000            *         41,500         14,500            *
Marcia Kucher                                     2,675            *          2,675            0              *
Nathan Low                                      167,000            *        167,000            0              *
Richard Stone                                    38,000            *         38,000            0              *
Sunrise Securities Corp.                         77,000            *         77,000            0              *
                                               ---------                  ---------
      TOTAL                                    4,161,718                  3,649,705

-----------------------
* Less than 1%

(1) The beneficial ownership of each selling stockholder includes the shares of common stock issuable upon the exercise of currently exercisable warrants issued to each selling stockholder.

(2) Assumes that the selling stockholders will sell all of the shares registered hereunder. The stockholders may sell all or part of their shares pursuant to this prospectus.

(3) The number of shares of common stock deemed outstanding includes (i) 30,670,043 shares of common stock outstanding as of March 28, 2002 and (ii) all common stock underlying options, warrants and other convertible securities which are exercisable or convertible within 60 days of March 28, 2002 by the person or entity in question.

     Except as noted below, to the best of our knowledge, none of the selling securityholders had any material relationship with Matritech or any of its affiliates within the three-year period ending on the date of this prospectus.

     Sunrise Securities Corp. acted as the sole placement agent in our private placement of 538,437 units, which was completed on March 4, 2002. Mr. Low is the sole shareholder of Sunrise Securities Corp., and Messrs. Bartash, Caldwell, Gallagher, Kucher, and Stone are employees of Sunrise Securities Corp. Mr Low is co-trustee of the Sunrise Foundation Trust.


                              PLAN OF DISTRIBUTION

     The shares of our common stock offered under this prospectus may be sold from time to time by or for the account of any of the selling securityholders or by those individuals and entities to whom they pledge, donate, distribute or transfer their shares or other successors in interest.

     We will not receive any part of the proceeds from the sale of these shares by any of the selling securityholders although we may receive, subject to certain anti-dilution adjustments, (i) $2.75 per share upon exercise of the warrants issued as part of a private placement in December 2001, (ii) $3.00 per share upon exercise of certain warrants issued to certain securityholders as part of a private placement in February and March 2002, and (iii) $2.81 per share upon the exercise of warrants issued to Sunrise Securities Corp. as placement agent in these private placements in February and March 2002.

     The distribution of the shares of our common stock offered under this prospectus by the selling securityholders is not subject to any underwriting agreement. The shares may be sold under this prospectus directly to purchasers by the selling securityholders:

     o  in negotiated transactions;

     o by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchasers;

     o in block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal; o in transactions in which a broker or dealer purchases as principal for resale for its own account; or

     o  through underwriters or agents.

     The shares of our common stock offered under this prospectus may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to the prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents may arrange for others to participate in any of these transactions and may receive compensation in the form of discounts, commissions or concessions from the selling securityholders and/or the purchasers of the shares. Each selling securityholder will be responsible for payment of any and all commissions to brokers. We have agreed to indemnify the selling securityholders against certain liabilities, including liabilities under the Securities Act and the Securities Exchange Act.

     The selling securityholder may also loan or pledge the shares registered under this prospectus to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares using this prospectus.

     Pursuant to certain agreements executed in connection with the private placements, we have agreed, at our expense, to file the registration statement of which this prospectus is a part and to take certain other actions to permit the selling securityholders to sell the shares under the Securities Act and applicable state securities laws.

     In order to comply with the securities laws of individual states, if applicable, the shares of our common stock offered under this prospectus will be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states these shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     If and when any of the shares covered by this prospectus qualifies for sale under Rule 144 under the Securities Act, they may be sold under Rule 144 rather than under this prospectus.

     Any selling securityholder and any broker-dealer, agent or underwriter that participates with the selling securityholder in the distribution of the shares of our common stock offered under this prospectus may be considered to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by those broker-dealers, agents or underwriters and any profit on the resale of the shares purchased by them may be considered to be underwriting commissions or discounts under the Securities Act.

     The selling securityholders are not restricted as to the price or prices at which they may sell the shares of our common stock offered under this prospectus. Sales of shares at less than the market price may depress the market price of our stock. Moreover, the selling securityholders are not restricted as to the number of shares which may be sold at any one time, and it is possible that a significant number of shares could be sold at the same time which may also depress the market price of our stock.

     Under applicable rules and regulations under the Securities Exchange Act, any person engaged in the distribution of the shares of our common stock offered under this prospectus may not simultaneously engage in market making activities with respect to the shares for a period of time prior to the commencement of the distribution. In addition, each selling securityholder will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations under the Securities Exchange Act, including, but not limited to, Rule 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of the shares by the selling securityholder.

     There is no assurance that any selling securityholder will sell any or all of the shares described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

     Expenses of preparing and filing the registration statement and all post-effective amendments will be borne by us.

     We are permitted to suspend the use of this prospectus in connection with sales of the shares of our common stock offered under this prospectus by holders during periods of time under certain circumstances relating to pending corporate developments and public filings with the Securities and Exchange Commission and similar events.

                                  LEGAL MATTERS

     Several legal matters with respect to the shares of our common stock offered under this prospectus will be passed upon for us by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                     EXPERTS

     The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accounts, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act, and in accordance with those requirements files reports, proxy statements and other information with the Securities and Exchange Commission. The reports, proxy statements and other information that we file with the Commission under the informational requirements of the Securities Exchange Act may be obtained from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Please call 1-800-SEC-0330 for information about the Commission's Public Reference Room. Our common stock is traded on the Nasdaq National Market, and the reports, proxy statements and other information that we file with the Commission may also be inspected at the offices of The Nasdaq Stock Market, Inc., Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http: //www.sec.gov.

     We have filed with the Commission a registration statement on Form S-3, including all amendments to the registration statement under the Securities Act with respect to the shares of our common stock offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information regarding Matritech and the shares offered under this prospectus, please see the registration statement and the exhibits and schedules filed with the registration statement. Statements contained in this prospectus regarding the contents of any agreement or other document filed as an exhibit to the registration statement are not necessarily complete, and in each instance please see the copy of the full agreement filed as an exhibit to the registration statement. We qualify each of these statements in all respects by the reference to the full agreement. The registration statement, including the exhibits and schedules to the registration statement, may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from the Commission's office upon payment of the prescribed fees.

                       DOCUMENTS INCORPORATED BY REFERENCE

     The Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The following documents filed by us with the Commission, File No. 001-12128, are incorporated by reference in this prospectus, except as superseded or modified by this prospectus:

1. Our annual report on Form 10-K for the fiscal year ended December 31, 2001, filed under the Securities Exchange Act, which contains audited financial statements for the fiscal year ended December 31, 2001.

2.  Our current report on Form 8-K filed on March 20, 2002.

3. The description of our common stock, $.01 par value per share, contained in the section entitled "Description of Registrant's Securities to be Registered" contained in our registration statement on Form 8-A filed with the Commission on March 10, 1992, including any amendment or report filed for the purpose of updating the description of our common stock.

     All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering made under this prospectus are incorporated by reference in this prospectus and made a part of this prospectus from the date we file the documents with the Commission. Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon the written or oral request of that person, a copy of any document incorporated in this prospectus by reference other than exhibits unless those exhibits are specifically incorporated by reference into the documents. Requests for these copies should be directed to Matritech, Inc., Attention: Chief Financial Officer, 330 Nevada Street, Newton, Massachusetts 02460, telephone (617) 928-0820.

===============================================================================================================


You should rely only on the information contained
in this prospectus or information specifically
incorporated by reference in this prospectus.
We have not authorized anyone to provide
you with  information  that is different.                                         3,649,705 SHARES
Neither the delivery of this prospectus, nor any
sale made hereunder, shall create any                                                    OF
implication that the information in this
prospectus is correct after the date hereof.                                        COMMON STOCK
This prospectus is not an offer to or
solicitation of any person in any jurisdiction                                           OF
in which such offer or solicitation is illegal.
                                                                                    MATRITECH, INC.





              ---------------------                                                 -----------------

                TABLE OF CONTENTS                                                      PROSPECTUS

             ----------------------                                                 -----------------

                                                                                          Page
Prospectus Summary.......................................................                    2
Risk Factors.............................................................                    2
Use of Proceeds..........................................................                   11
Selling Securityholders..................................................                   11
Plan of Distribution.....................................................                   13
Legal Matters............................................................                   15
Experts..................................................................                   15
Where You Can Find More Information......................................                   15
Documents Incorporated by Reference......................................                   16

                                                                                     April __, 2002


===============================================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses incurred by Matritech in connection with the issuance and distribution of the securities being registered are estimated as follows:

                                                                       AMOUNT

Securities and Exchange Commission registration fee  ................. $    782
Nasdaq Additional Listing fee  ....................................... $ 11,865
Legal fees and expenses  ............................................. $163,929
Accounting fees and expenses  ........................................ $      0
Miscellaneous     .................................................... $  2,800

                  Total............................................... $179,376

     None of the above expenses will be paid by the selling securityholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Pursuant to the provisions of Section 145 of the Delaware General Corporation Law ("DGCL") the Company has the power to indemnify certain persons, including its officers and directors, under stated circumstances and subject to certain limitations, for liabilities incurred in connection with services performed in good faith for the Company or for other organizations at the request of the Company.

     Article Seventh of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that no director of the Company shall be liable for monetary damages for breach of fiduciary duty, except to the extent that the DGCL prohibits the elimination of liability of directors for breach of fiduciary duty.

     Article Twelfth of the Company's Amended and Restated Certificate of Incorporation, as amended, provides that a director or officer of the Company
(a) shall be indemnified by the Company against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Company) brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Company against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Company brought against him by virtue of his position as a director or officer of the Company if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Company, unless a court determines that despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses.

     Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Company against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

     Article Twelfth of the Company's Amended and Restated Certificate of Incorporation, as amended, further provides that the indemnification provided therein is not exclusive and provides that in the event that the DGCL is amended to expand or limit the indemnification permitted to directors or officers, the Company must indemnify those persons to the fullest extent permitted by such law, as so amended.

     In addition to the indemnification provided by Section 145 of the DGCL, the Company has entered into an Indemnity Agreement with each of its directors pursuant to which the Company agrees to indemnify that director for (1) all expenses, liabilities, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any legal action, suit or proceeding against the director by reason of the fact that he was an agent of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and with respect to any criminal proceedings had no reasonable cause to believe his conduct was unlawful, and (2) all expenses incurred in connection with the investigation, defense, settlement or appeal of any legal action or proceeding brought against the director by or in the right of the Company by reason of any action taken or not taken by him in his capacity as a director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company. The Company is not obligated under the terms of the Indemnity Agreements to indemnify its directors (a) for expenses or liabilities paid directly to the directors by directors' and officers' insurance, (b) on account of any claims against the directors for an accounting of profits made from the purchase or sale by directors of securities of the Company pursuant to Section 16(b) of the Securities Exchange Act, as amended, (c) if indemnification would not be lawful.

ITEM 16. EXHIBITS.

Exhibit No.    Description of Exhibit
--------------------------------------------------------------------------------
    4.1        Specimen Common Stock Certificate (filed as Exhibit 4.2 to
               Matritech's Registration Statement No. 33-46158 on Form S-1 and incorporated herein by reference).

    4.2        Form of Common Stock and Warrant Purchase Agreement (filed as
               Exhibit 4.1 to Matritech's Current Report on Form 8-K filed January 4, 2002 and incorporated herein by reference).

    4.3        Form of Warrant to Purchase Shares of Common Stock (filed as
               Exhibit 4.2 to Matritech's Current Report on Form 8-K filed January 4, 2002 and incorporated herein by reference).

    4.4 Form of Subscription Agreement Between the Registrant and the Several Purchasers (filed as Exhibit 4.1 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.5        Form of Warrant to Purchase Shares of Common Stock (filed as
               Exhibit 4.2 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.6 Placement Agent Warrant Agreement Dated February 13, 2002 Between the Registrant and Sunrise Securities Corp. (filed as Exhibit 4.3 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.7 Placement Agent Warrant Agreement Dated March 4, 2002 Between the Registrant and Sunrise Securities Corp. (filed as Exhibit 4.4 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    5.1        Opinion of Testa, Hurwitz & Thibeault, LLP.*

    23.1       Consent of Arthur Andersen LLP.*

    23.2       Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
               5.1).*

    24.1       Power of Attorney (included on page II-5 of the Registration
               Statement).*

------------------------------

*  Filed herewith.

ITEM 17.  UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Newton, Commonwealth of Massachusetts, on March 29, 2002. MATRITECH, INC.


                                   By: /s/ Stephen D. Chubb
                                      ------------------------------------------
                                      Stephen D. Chubb
                                      Director, Chairman and Chief Executive
                                      Officer


                        POWER OF ATTORNEY AND SIGNATURES

     We, the undersigned officers and directors of Matritech, Inc., hereby severally constitute and appoint Stephen D. Chubb and David L. Corbet, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, all pre-effective and post-effective amendments to this registration statement, and generally to do all things in our names and on our behalf in such capacities to enable Matritech, Inc. to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURE                              TITLE                                       DATE
             ---------                              -----                                       ----

/s/ Stephen D. Chubb                    Director, Chairman and Chief Executive                March 29, 2002
---------------------------             Officer (Principal Executive Officer)
STEPHEN D. CHUBB

/s/ David L. Corbet                     Director, President and Chief Operating               March 29, 2002
---------------------------             Officer
DAVID L. CORBET

/s/ John S. Doherty                     Vice President, Finance, Chief Financial              March 27, 2002
---------------------------             Officer, Treasurer and Secretary (Principal
JOHN S. DOHERTY                         Financial and Accounting Officer)

/s/ Judith Kurland                      Director                                              March 21, 2002
---------------------------
JUDITH KURLAND

/s/ David Rubinfien                     Director                                              March 27, 2002
---------------------------
DAVID RUBINFIEN

/s/ Richard A. Sandberg                 Director                                              March 27, 2002
---------------------------
RICHARD A. SANDBERG

/s/ T. Stephen Thompson                 Director                                              March 27, 2002
---------------------------
T. STEPHEN THOMPSON

/s/ C. William Zadel                    Director                                              March 26, 2002
---------------------------
C. WILLIAM ZADEL

                                  EXHIBIT LIST

Exhibit No.    Description of Exhibit
--------------------------------------------------------------------------------
    4.1        Specimen Common Stock Certificate (filed as Exhibit 4.2 to
               Matritech's Registration Statement No. 33-46158 on Form S-1 and incorporated herein by reference).

    4.2        Form of Common Stock and Warrant Purchase Agreement (filed as
               Exhibit 4.1 to Matritech's Current Report on Form 8-K filed January 4, 2002 and incorporated herein by reference).

    4.3        Form of Warrant to Purchase Shares of Common Stock (filed as
               Exhibit 4.2 to Matritech's Current Report on Form 8-K filed January 4, 2002 and incorporated herein by reference).

    4.4 Form of Subscription Agreement Between the Registrant and the Several Purchasers (filed as Exhibit 4.1 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.5        Form of Warrant to Purchase Shares of Common Stock (filed as
               Exhibit 4.2 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.6 Placement Agent Warrant Agreement Dated February 13, 2002 Between the Registrant and Sunrise Securities Corp. (filed as Exhibit 4.3 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    4.7 Placement Agent Warrant Agreement Dated March 4, 2002 Between the Registrant and Sunrise Securities Corp. (filed as Exhibit 4.4 to Matritech's Current Report on Form 8-K filed March 20, 2002 and incorporated herein by reference).

    5.1        Opinion of Testa, Hurwitz & Thibeault, LLP.*

    23.1       Consent of Arthur Andersen LLP.*

    23.2       Consent of Testa, Hurwitz & Thibeault, LLP (contained in Exhibit
               5.1).*

    24.1       Power of Attorney (included on page II-5 of the Registration
               Statement).*

--------------

*  Filed herewith.